CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our report, included herein, dated October 12, 2018, with respect to the financial statements and financial highlights for Putnam Focused Equity Fund (formerly, Putnam Global Industrials Fund), included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston Massachusetts
June 21, 2019